EXHIBIT 10.1

EXECUTION VERSION

PROPERTY SCHEDULE NO. 2

Lessor:STONEBRIAR COMMERCIAL FINANCE LLC

Lessee:Calumet Shreveport Refining, LLC

THIS PROPERTY SCHEDULE NO. 2, dated as of July 25, 2025 (this “Schedule”), is executed, and the Property (defined below) is hereby leased, pursuant to that certain Master Lease Agreement, dated as of February 12, 2021 (the “MLA”), between Lessee and Lessor, the terms of which are incorporated herein by reference.  This Schedule, incorporating by reference the terms and conditions of the MLA and any Riders or other addenda referencing the MLA or this Schedule, constitutes a separate instrument of lease effective as of the date accepted by Lessor as indicated below. Unless specifically defined herein, capitalized terms used in this Schedule shall have the same meaning as set forth in the MLA.

RECITALS:

WHEREAS, on or about February 12, 2021, Lessee and Lessor executed Property Schedule No. 1 pursuant to the MLA (“Schedule No. 1”), in connection with which (i) Lessee sold to Lessor certain of the Property (as defined below) pursuant to one or more bills of sale, (ii) Lessee leased back from Lessor such Property, (iii) Lessor has owned such Property since the date of execution of Schedule No. 1 and (iv) Lessee has leased such Property from Lessor and made all required lease payments in accordance with Schedule No. 1;

WHEREAS, Lessee and Lessor desire to and do hereby terminate and unwind Schedule No. 1, and such termination will not result in a conveyance of certain of the Property given that Lessor is already, and remains, the owner of such Property both before and after giving effect to this Schedule, and Lessor desires as set forth herein to lease such Property to Lessee pursuant to lease terms set forth herein in replacement and substitution for the lease terms set forth in Schedule No. 1;

WHEREAS, on or prior to the date hereof, Lessee has sold to Lessor the property described in Exhibit A attached hereto pursuant to one or more bills of sale and, in the case of certain of the Property (as defined below), Lessor has paid to unwind certain participation arrangements with respect to the Property such that Lessor has the full and unencumbered right to lease the Property to Lessee hereunder;

WHEREAS, Lessee is a wholly owned subsidiary of Calumet, Inc., a Delaware corporation (the “Guarantor”), and Guarantor has executed that certain Continuing Guaranty, dated as of the date hereof, guaranteeing Lessee’s prompt payment and performance of the MLA and this Schedule;

WHEREAS, Lessee has entered into a supply and offtake agreement (the “Supply and Offtake Agreement”) with J. Aron & Company LLC, a New York limited liability company (“Aron”), pursuant to which Aron, or its successors and assigns, has and may from time to time in the future, among other things, purchase additional refined products from Lessee, store such goods in the storage tanks constituting part of the Property, and may sell such goods back to Lessee for sale by Lessee to other customers, and Aron, Lessee and Lessor have, on the date hereof, entered into an agreement (the “Multiparty Agreement”) permitting Aron, or its successors and assigns, to remove its goods from the applicable storage tanks constituting Property, providing for certain limited cure rights with respect to this Agreement, and providing for a limited period for an orderly wind up by Aron, or its successors and assigns, of its storage of goods prior to the exercise by the Lessor of any remedies for default hereunder.

NOW THEREFORE, for good and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby expressly acknowledged, Lessor and Lessee hereby agree as follows:

The equipment leased hereunder shall be as set forth and described in Exhibit A attached hereto and incorporated herein for all purposes (the “Property”), and Lessee hereby irrevocably acknowledges (i) the Property is in Lessee’s possession and no physical delivery by Lessor or inspection by Lessee is required hereunder and (ii) receipt and acceptance of the Property in satisfactory condition.

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Lessee hereby agrees to the following terms and provisions:

1. Property Location(s):	3333 Midway Street, Shreveport, LA 71109
2. Property Cost:	$120,000,000
3. Rental Payment Amount:	$1,812,768 (plus any applicable sales/use tax)
4. Number of Rental Payments:	84
5. First Rental Payment Due Date:	August 1, 2025 with subsequent Rental Payments due on the 1st day each month thereafter.
6. Interim Rental Amount:	$237,500 (plus any applicable sales/use tax), payable on the date hereof.
7. Security Deposit Amount:	N/A
8. Term Expiration Date and Settlement Date:	July 31, 2032.

9.

Stipulated Loss Value.  The Stipulated Loss Value of any item of Property shall be an amount equal to the product of (a) the Property Cost of such item of Property and (b) the Stipulated Loss Value Percentage set forth in Exhibit B attached hereto and incorporated herein by reference, which corresponds to the number of full monthly rental payments that have been received pursuant to this Schedule by Lessor prior to the date of loss.

10.

Early Termination Option.  Notwithstanding anything in the Lease to the contrary, upon Lessee’s payment on the sixth (6th) anniversary of the First Rental Payment Due Date (the “Early Termination Date”), and provided Lessee has paid and Lessor has received all rental and any other payments due under the Lease prior to the exercise of the early termination option described in this Section 10, Lessee shall have the right to, upon not less than ninety (90) days’ (or more than one hundred eighty (180) days’) prior written notice to Lessor, purchase all, but not less than all, of the Property by paying a lump sum cash payment to Lessor on the Early Termination Date in an amount equal to 35.02% of the Property Cost indicated above (the “Early Termination Purchase Price”),  plus all applicable sales, use, transfer, property and other similar taxes related to the sale of the Property. Upon receipt by Lessor of the Early Termination Purchase Price on the Early Termination Date, together with any other amounts due and payable under the Lease, all in immediately available funds, Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Property on an AS-IS, WHERE-IS basis, with all faults, except Lessor will warrant that the Property is free and clear of any liens created by Lessor or any party on its behalf.  Lessee would be obligated to reimburse Lessor for all taxes, charges and expenses relating to the sale, registration, use, possession, and operation of the Property to the extent provided in the MLA.  Lessor shall provide promptly to Lessee following Lessee’s request (a) wire transfer information, (b) a list of all charges and amounts due and owing by Lessee to Lessor at any relevant date in connection with the foregoing, and (c) such other information and calculations as Lessee may reasonably request in order to permit Lessee to exercise and perform the “Early Termination Option” described in this Section 10.

11.

End of Term Options. If Lessee does not exercise the early termination option as described in Section 10 above, the Lease shall continue until the Term Expiration Date, at which time Lessee shall have the end of term options set forth in the MLA.

12.	[Intentionally Omitted.]

13.	Letter of Credit.

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(a)	At all times prior to the LC Termination Date (defined below) upon delivery of the Letter of Credit (as defined below) in accordance with Section 15, Lessee shall maintain a Letter of Credit in favor of Lessor in the amount of Ten Million Dollars ($10,000,000) (a “Letter of Credit”) to serve as security for Lessee's obligations under the MLA and this Schedule, such Letter of Credit to (i) be in form and substance reasonably satisfactory to Lessor, (ii) name Lessor as beneficiary, (iii) permit partial and multiple draws without invalidating or terminating the remaining balance of the Letter of Credit, (iv) be freely assignable and transferable by Lessor without restriction or condition (other than notifying the issuing bank of any such assignment or transfer and delivering any required transfer form) and (v) be subject to drawing upon (A) the occurrence and during the continuation of an Event of Default, (B) Lessee not delivering a replacement Letter of Credit to Lessor in accordance with the provisions of clause (c) below or (C) notice from the issuer of the Letter of Credit that such Letter of Credit will expire prior to the LC Termination Date and Lessee’s failure to deliver a replacement Letter of Credit in substitution for the expiring Letter of Credit at least thirty (30) days prior to the expiration date of the expiring Letter of Credit. Failure to maintain a Letter of Credit in accordance with this Section 13 shall result in an Event of Default under Section 20(l) of the MLA. “LC Termination Date” means the earlier of (y) ninety (90) days after the expiration of this Schedule and (z) the date that the 11% senior notes due 2026 (the “2026 Notes”), issued by Calumet Special Products Partners, L.P. and Calumet Finance Corp. as “Issuers” pursuant to the Indenture dated as of November 25, 2024 (the “Indenture”), executed by Wilmington Trust, National Association as Trustee, the Issuers and the guarantors party thereto are either (1) repaid in full or (2) refinanced so as to have a final scheduled maturity date after July 31, 2027.

(b)	If Lessor draws upon all or any portion of the Letter of Credit, such application shall not be deemed a cure by Lessee, or waiver by Lessor or any other person of any Event of Default. Promptly following the LC Termination Date, Lessor shall (i) return any remaining and unapplied proceeds of any Letter of Credit to Lessee and (ii) cooperate reasonably with Lessee to effect the termination of such Letter of Credit by the issuer thereof.

(c)	If (i) any bankruptcy, insolvency, receivership, reorganization, liquidation or similar action in any jurisdiction shall be commenced in relation to the issuer of the Letter of Credit (or any person guaranteeing, confirming or assuming any obligation as principal in respect thereof), (ii) the rating of obligations of the issuer of any Letter of Credit (or any person guaranteeing, confirming or assuming any obligation as principal in respect thereof) is lowered more than one increment beneath any of the ratings required of an Acceptable LC Bank (e.g., in the case of S&P, from “A-” to “BBB”), or (iii) the Letter of Credit shall cease to be valid and in full force and effect for any reason, Lessee shall within the earlier of ten (10) business days thereof and the Term Expiration Date, either provide to Lessor a substitute Letter of Credit in form and substance reasonably satisfactory to Lessor and otherwise in compliance with the requirements of this Section 13 or another form of security acceptable to Lessor in Lessor’s sole discretion. For the purposes of this Schedule, “Acceptable LC Bank” means a bank or other financial institution acceptable to Lessor which has (A) a long-term unsecured debt rating of “A-” or higher by S&P; (B) a long-term, unsecured debt rating of not less than “A3” by Moody’s; and (C) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A-” from Fitch or a short-term unsecured debt rating of not less than “F2” from Fitch.

(d)	Any transfer by Lessor of the Letter of Credit shall be made only to (i) an affiliate of Lessor or (ii) a successor to Lessor’s interest in this Schedule. Proceeds from any drawing under the Letter of Credit shall be held as additional collateral security for payments of Rent or other obligations due hereunder, or applied in accordance with applicable law.

14.

Conditions Precedent. On or prior to the date hereof, as a condition precedent to the effectiveness of Lessor’s obligation to fund the Property Cost, Lessor shall have received the following documents, each in form and substance satisfactory to Lessor:

(a)	confirmation that the Property is free and clear of all liens, privileges, claims, mortgages and other encumbrances other than permitted liens described in Section 19 hereof;

(b)	an appraisal of the Property issued by an appraiser, and pursuant to an appraisal plan, selected and engaged by Lessor (and mutually acceptable to Lessee);

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(c)	a copy of the most recent existing perimeter survey of the real property on which the Property is located, issued by a surveyor, as mutually agreed by Lessee and Lessor;

(d)

abstract of title evidencing the ownership of the real property on which the Property is located and identifying all encumbrances, with copies of all such encumbrances, together with a “date down” letter from Louisiana counsel for Lessee identifying any encumbrances since the date of such abstract;

(e)	a precautionary mortgage, or an amendment to the existing precautionary mortgage, executed by Lessee in favor of Lessor in form and substance acceptable to Lessor;

(f)	confirmation of insurance covering the Property in amounts and with insurers acceptable to Lessor;

(g)

confirmation to Lessor’s satisfaction that Lessee is the fee simple owner of the real property on which the Property will be located, but subject to liens disclosed in writing to Lessor prior to the date hereof;

(h)	precautionary UCC lease and fixture filings, or amendments to existing UCC lease and fixture filings, as required to perfect the security interest of Lessor granted hereunder;

(i)	Lessee’s corporate and reporting policies for hazardous waste materials in form and substance acceptable to Lessor;

(j)	provision of certain rights with respect to and/or assignment of all easements, deeded rights of access and all other agreements that govern access to and ongoing operation of the Property;

(k)	if applicable, copies of duly executed intercreditor and/or subordination agreements entered into by Lessee and Lessee’s existing lenders in form and substance acceptable to Lessor;

(l)

an officer’s certificate of Lessee (A) certifying that no material adverse change in Lessee’s financial condition has occurred since March 31, 2025 and (B) containing true, correct and complete copies of (i) the charter documents of Lessee, (ii) resolutions of Lessee’s sole member authorizing the execution, delivery and performance by Lessee of the MLA, this Schedule and the other agreements entered into in connection therewith; (iii) an incumbency certificate of Lessee; and (iv) evidence of Lessee’s good standing in the States of Delaware and Louisiana;

(m)

an officer’s certificate of Guarantor (A) certifying that no material adverse change in Guarantor’s financial condition has occurred since March 31, 2025 and (B) containing true, correct and complete copies of (i) the charter documents of Guarantor, (ii) resolutions of the Board of Directors of Guarantor authorizing the execution, delivery and performance by Guarantor of the guaranty by Guarantor in favor of Lessor entered into in connection with the MLA and described in clause (n) below; (iii) an incumbency certificate of Guarantor; and (iv) evidence of Guarantor’s good standing in the State of Delaware;

(n)	a guaranty dated on or about the date hereof issued by the Guarantor in favor of Lessor entered into in connection with the MLA, in form and substance acceptable to Lessor;

(o)	the execution and delivery by all parties thereto of the Multiparty Agreement or a reaffirmation thereof in form and substance satisfactory to Lessor;

(p)

an opinion of Lessee’s and Guarantor’s outside counsel addressing such issues as Lessor may reasonably request with respect to the MLA, this Schedule and the transactions contemplated hereby to include, without limitation, opinions related to (i) due authority, execution and delivery; (ii) enforceability; (iii) no violation of law or other material financing agreements; and (iv) no consents/approvals/authorizations of third parties required; and

(q)	an opinion of Louisiana counsel for Lessee addressing such issues as Lessor may request with respect to this Schedule and the transactions contemplated hereby.

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15.	Conditions Subsequent. Lessee shall deliver to Lessor on or before August 1, 2025, the Letter of Credit in accordance with Section 13.

16.

Addenda.  In addition to those expressly referred to herein, the following Riders, Schedules or other addenda are agreed to by the parties on the effective date hereof and are incorporated in the Lease for all purposes:

(a)	Exhibit A (Property Description);
(b)	Exhibit B (Stipulated Loss Value); and
(c)	Maintenance and Return Rider to Property Schedule No. 2.

17.

Proprietary Additives. For the avoidance of doubt, Lessor and Lessee acknowledge and agree that (a) to the extent that Lessee has custody of any proprietary gasoline additives (“Proprietary Additives”) provided by Lessee’s customers (the “Additive Provider”) and stored in any of the storage tanks constituting Property, Lessor shall have no right, title, claim on or interest in or to any Proprietary Additives, (b) Lessee, and each Additive Provider, shall have the right, using the standard of care customary for prudent refinery operators, to remove from the Property any or all Proprietary Additives at any time or from time to time, without regard to whether or not an Event of Default has occurred or is continuing hereunder, and without any obligation to make any payment of any kind to Lessor, provided that Lessor may require, in connection with its remedies during the continuation of an Event of Default hereunder, that an Additive Provider exercise commercially reasonable efforts to remove from the Property any Proprietary Additives within fifteen (15) days after Lessor provides notice to Additive Provider that the Additive Provider’s Proprietary Additives must be removed because an Event of Default is continuing under this Agreement and, if such Proprietary Additives are not removed within such fifteen (15) day period, the Additive Provider shall be thereafter required to pay rent in an amount to be reasonably determined by Lessor for each day until the Proprietary Additives are removed to Lessor’s satisfaction, (c) Lessee may, if an Additive Provider requires it, sublease the storage tanks (whether one or more) to the Additive Providers (whether one or more) for the sole purpose of permitting the Additive Providers to store and remove therefrom Proprietary Additives therein, (d) each Additive Provider is a third party intended beneficiary of this paragraph, and (e) each Additive Provider may file a financing statement, on Form UCC-1, to evidence its interests in and ownership of any Proprietary Additives in Lessee’s custody; provided, however, that no such financing statement shall contemplate any interest in or ownership of any Property nor identify Lessor as debtor.

18.

Multiparty Agreement. Lessor acknowledges and agrees that the Property may be used by Aron and its successors and assigns and that Lessee may sublease the Property to Aron and its successors and assigns as and to the extent contemplated in the Multiparty Agreement; provided that, any such sublease is subject and subordinate to the MLA and this Schedule.

19.

Permitted Liens. The following shall be considered a permitted Lien: (i) the lien in respect of the real property on which the Property is located created in favor of Wilmington Trust, National Association, as collateral trustee (the “Collateral Trustee”) pursuant to that certain Second Amended and Restated Multiple Indebtedness Mortgage, Pledge of Leases and Rents, Security Agreement and Fixture Filing entered into as of the 20th day of April, 2016 (the “Mortgage”), and covering Lessee’s real property in Caddo Parish, Louisiana, on which the Property is located, including (A) any successor, assign or replacement of the Collateral Trustee or the lenders represented by the Collateral Trustee, and (B) Liens on such real property securing any Authorized Inventory Financing Transaction that replaces the obligations secured by the Mortgage, (ii) the right of Aron (and its successors and assigns, as well as any Authorized Inventory Financing Transaction providers for inventory, such as (by way of example and not limitation, revolving credit lenders and supply and offtake financing) from time to time to use the Property to store therein and remove therefrom (a) inventory of Lessee, and (b) inventory of Aron, or its successors and assigns, acquired from Lessee, or purchased by Aron’s successors and assigns from Aron (or pledged to Aron, or its successors and assigns, or any Authorized Inventory Financing Transaction providers as aforesaid), in each case, as and to the extent set forth in the Multiparty Agreement, (iii) the sublease by Lessee to Aron (and its successors and assigns, or any Authorized Inventory Financing Transaction providers as aforesaid) of the storage tanks constituting Property so as to permit Aron (and its successors and assigns, or any Authorized Inventory Financing Transaction

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providers as aforesaid) to store therein inventory or goods of Aron purchased by Aron, or its successors and assigns, from Lessee, or purchased by Aron’s successors and assigns from Aron (or pledged to Aron, or its successors and assigns, or any Authorized Inventory Financing Transaction providers as aforesaid), in each case, in connection with the Supply and Offtake Agreement or any financing replacement therefor or any transaction documents related thereto, including the Multiparty Agreement, and (iv) the rights of Additive Providers expressly provided hereinabove. Lessor and Lessee shall cooperate in providing to any successor or assign of Aron the right to step in and be substituted for Aron under the Multiparty Agreement, or to any Authorized Inventory Financing Transaction providers with respect to any financing constituting a replacement of the financing provided by Aron, documentation comparable to the Multiparty Agreement. No Authorized Inventory Financing Transaction for the financing provided by Aron (or any successor or assignee thereof) or rights or interests of any other Authorized Inventory Financing Transaction providers referenced above shall contemplate or consist of the grant of a security interest in any Property nor have a material adverse impact on Lessor’s ownership, interests, and rights with respect to the Property. For purposes hereof, “Authorized Inventory Financing Transaction” a transaction or series of transactions, including the Supply and Offtake Agreement and any replacement agreement successor thereto (i) pursuant to which Lessee finances its inventory, including, but not limited to, secured revolving loans, transactions providing for the sale and repurchase of Lessee’s inventory which may from time to time be held or stored in the Property, and other transactions providing a security interest in Lessee’s inventory which may from time to time be held or stored in the Property and (ii) in respect of which Lessor has entered into a bailee letter or other intercreditor arrangement with the purchasers or lenders (whether one or more) party to such Authorized Inventory Financing Transaction.

20.

Louisiana Provisions. Notwithstanding anything to the contrary in the MLA, this Schedule, or the other Riders, the following provisions will apply and be binding on Lessor and Lessee with respect to the Property:

(a)	The MLA, the Riders, and this Schedule create a true lease of the Property as defined in the Louisiana Lease of Movables Act, La. R.S. §9:3301 – 3342.

(b)	Without limiting the provisions of Sections 4 and 6 of the MLA and in addition to those provisions,
(i)

Lessee’s obligation to pay rent shall not be subject to any delay, reduction, set-off, defense, counterclaim, abatement, or recoupment for any breach of warranty or claimed breach of warranty that Lessee may have against Lessor with respect to the Property or any part of the Property, or any defects or deficiencies in the Property or any part of it;

(ii)	Lessee acknowledges and agrees that Lessor did not construct or install the Property; and

(iii)

In addition to and without limiting the waivers and disclaimers set out in Section 6 of the MLA, LESSEE HEREBY EXPRESSLY WAIVES ALL WARRANTIES DISCLAIMED BY LESSOR IN THE MLA, AND ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, UNDER LOUISIANA LAW, INCLUDING, WITHOUT LIMITATION, UNDER LA. CIVIL CODE ARTS. 2682(2), 2684, 2691, 2694, AND 2696-2699.

(c)

In addition to the security interest granted in Section 7 of the MLA, and in an abundance of caution, Lessee shall grant Lessor a first priority mortgage on the Property (but not on any real property on which the Property sits) and all cash and non-cash proceeds, including the proceeds of all insurance policies with respect to the Property, and Lessee agrees that with respect to the Property, in addition to all of the other rights and remedies available to Lessor under the MLA, the Riders, and this Schedule, upon the occurrence of an Event of Default, Lessor shall have all of the rights and remedies granted in that mortgage.

(d)

If Lessor sells or otherwise transfers the Property to Lessee under Section 10 of this Schedule or Sections 10 or 13 of the MLA, the sale or transfer will be “AS IS WHERE IS” and simultaneously with the sale or transfer, Lessee shall waive all warranties, express or implied, with respect to the title to and condition of the Property and all other warranties and representations, including, without limitation, a waiver of any and all warranties with respect to the condition of the Property under La. Civ. Code art. 2475, any and all

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warranties that the Property is free from redhibitory or other vices, defects, or deficiencies or is suitable for its intended use under La. Civ. Code arts. 2520 through 2548, and any and all other warranties whatsoever under La. Civ. Code arts 2477 through 2548 or any other provision of law, all in a waiver that is in form and substance acceptable to Lessor, except that Lessor will warrant that the Property is free and clear of any liens created by Lessor or any party on its behalf.

(e)

In addition to, but without duplication of Lessor’s remedies or recoveries and compensation, set out in Section 21 of the MLA, if Lessor elects to terminate this Lease as provided in Section 21(a) of the MLA, Lessor will have the right, in its sole discretion, to recover the aggregate of the following amounts from Lessee as liquidated and stipulated damages, and not as a penalty;

(i)

all costs and expenses of Lessor reimbursable to it hereunder, including, without limitation, expenses of disposition of the Property, legal fees and all other amounts specified in Section 22 of the MLA; plus

(ii)	an amount equal to the sum of all accrued and unpaid Rent through the later of the date of the termination or the date that Lessor has obtained possession of the Property; plus

(iii)	an amount equal to
(1)

(x) the present value of all future Rent reserved in this Lease that would have been payable had Lessor not terminated this Lease, discounted to present value at two percent (2%) simple interest per annum, plus (y) the expected residual value of the Property as of the original expiration date of the Lease, less

(2)	the price for which Lessor is able to resell the Property; plus

(iv)

all costs and expenses related to (A) Lessor’s repossession of the Property and (B) maintenance, repair and other work required to return the Property to the condition required by the MLA, all Riders and this Schedule; plus

(v)

all indebtedness for Lessee’s indemnity under Sections 15 and 16 of the MLA, plus any then accrued late charges at the rate specified in Section 3 of the MLA (but provided, for the avoidance of doubt, that no such Section 3 late charge shall be charged on account of the liquidated damages payable in accordance with the foregoing).

Lessor and Lessee acknowledge and agree that the liquidated and stipulated damages specified in this subsection (e) are a reasonable and agreed estimate of Lessor’s actual damages should an Event of Default occur and continue and should Lessor elect to terminate this Lease by reason of that Event of Default.

(f)

In addition to its waivers set out in Section 23 of the MLA and elsewhere in this Lease, as to the Property, Lessee hereby waives any and all rights and remedies conferred on a lessee by the Louisiana Lease of Movables Act, La. R.S. §9:3301 – 3342 and also waives any and all notice to vacate that may be required by law.

(g)

Notwithstanding the provisions of Section 28 of the MLA, (i) to the extent required by Louisiana law, matters with respect to the Property or the land on which it is located will be governed by Louisiana law, and (ii) any action or proceeding arising out of or relating to the Property may, at Lessor’s option, also be commenced in any federal or state court sitting in the Western District of Louisiana, and if Lessor elects to commence an action or proceeding in that jurisdiction, Lessee irrevocably submits to the jurisdiction of that court and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that the Lease or the subject matter thereof or the transaction contemplated hereby or thereby may not be enforced in or by such court.

(h)

Lessor and Lessee acknowledge and agree that in accordance with Louisiana Civil Code Article 468, the Property described in this Schedule has been deimmobilized prior to the consummation of the applicable

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Lease and therefore constitutes personal (movable) property; provided, however, that such Property constitutes “other constructions permanently attached to the ground” as referenced in LSA-R.S. 47:301(16)(e), and notwithstanding any provision to the contrary contained in the MLA or in this Schedule, the Property shall be treated as immovable property only for sales and use tax purposes, to the fullest extent provided by LSA-R.S. 47:301(16)(e). Lessor and Lessee will reasonably cooperate, at Lessee’s sole cost and expense, to reduce or eliminate Louisiana state and local taxes, whether or not such taxes are being contested in accordance with Section 12 of the MLA, to the extent such cooperation does not conflict with this Section 20(h).

(i)

With respect to the Property, for purposes of Louisiana law and usage, the following terms will have the following meanings: (i) the term “lien” will also mean a privilege, mortgage, or security interest; (ii) the terms “land,” “real property,” “real estate,” and the like will mean “immovable property”; (iii) the term “personal property,” “personalty,” or the like, will mean “movable property”; (iv) the term “easement” will include “servitude”; (v) the term “fee simple” will mean “full undivided ownership”; (vi) the term “condemnation” will mean “expropriation”; (vii) the term “joint and several” will mean “solidary”; and (viii) the term “Uniform Commercial Code” will mean the Louisiana Commercial Laws, La. R.S. Section 10:9-101 et seq.

21.

Master Lease Agreement. Except as expressly provided or modified hereby, all the terms and provisions of the MLA shall remain in full force and effect. In the event of any conflict between the MLA and this Property Schedule No. 2, this Property Schedule No. 2 shall control.

22.	Amendments to the Master Lease Agreement. The MLA shall be amended as follows:

(a)	The reference to “5601 Granite Parkway, Suite 1350, Plano, Texas 75024” in the introductory paragraph of the MLA shall be deleted in its entirety and replaced with “5525 Granite Parkway, Suite 1800, Plano, Texas 75024”;

(b)	Section 20(l) (Default) of the MLA shall be deleted in its entirety and replaced with the following: “(i) any collateral security, including any security deposit or letter of credit delivered pursuant to any Schedule, is cancelled, terminated or becomes illegal, invalid, prohibited or unenforceable and such collateral security is not fully restored as contemplated herein within two (2) business days after written notice is provided by Lessor to Lessee, or (ii) the Letter of Credit, or any letter of credit in replacement thereof, is not renewed or replaced by Lessee at least fifteen (15) business days prior to its scheduled expiry date (unless the 2026 Notes issued pursuant to the Indenture have been repaid in full or refinanced so as to have a final scheduled maturity date after July 31, 2027, whereupon the Lessee’s obligation to provide a letter of credit to secure payment of Lessee’s obligations hereunder shall be extinguished and automatically discharged); or”; and

(c)	Section 25 (Notices; Administration) of the MLA shall be deleted in its entirety and replaced with Section 23 (Notices; Administration) hereto.

23.

Notices; Administration. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder shall be given in writing and shall be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid (with confirmation of receipt):

a) if to Lessor, then to 5525 Granite Parkway, Suite 1800, Plano, Texas 75024, ATTN: Credit Department, e-mail: stoneb_notices@eldridge.com, or such other address as shall be designated by Lessor; and

b) if to Lessee, then to

i.	1060 N Capitol Ave, Suite 6-401, Indianapolis, IN 46204-1044, Attention: Chief Executive Officer; email: todd.borgmann@calumetspecialty.com and

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ii.	1060 N Capitol Ave, Suite 6-401, Indianapolis, IN 46204-1044, Attention: General Counsel; email: greg.morical@calumetspecialty.com,

or such other addresses as shall be designated by Lessee.

All such notices and correspondence shall be deemed given, and effective, when received. The parties hereto may correspond with one another by email, and email addresses are provided above for that purpose, but notices required hereunder shall not be effective unless provided by overnight courier, hand delivery or certified or registered mail, postage prepaid (with confirmation of receipt). Facsimile transmissions shall not be effective for purposes of giving notice hereunder.

24.

Counterparts. This Schedule may be signed in counterparts, manually or electronically, and each such counterpart shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

25.	Additional Rent. The maximum aggregate amount of all Additional Rent claimed by Lessor under Section 16 of the MLA will be Six Hundred Ninety-Three Thousand Dollars ($693,000).

26.

Improvements. (a) Notwithstanding the foregoing, all Improvements (other than any Improvement that is required to comply with applicable law, constituting a repair or maintenance event, or replacement property following casualty events pursuant to Section 10 of the MLA) that are readily removable without materially impairing the current or residual value or utility of the Property (each, a “Severable Improvement”) shall remain the property of Lessee. Upon the expiration of the Term, unless Lessee has removed the applicable Severable Improvement (and in the case of storage tanks, “removal” may be by means of disconnection of the applicable storage tank from the truck rack), Lessor will have the option to purchase Severable Improvements (if the Lessee does not purchase the Property pursuant to the Lease) at their then fair market value (determined in accordance with the procedure in Section 13(a) of the MLA). If Lessor does not elect to purchase a Severable Improvement, Lessee shall remove such Severable Improvement from the Property on or prior to the expiration of the Term at Lessee’s sole cost and expense. Lessee shall repair any damage to the Property caused by any removal of Severable Improvements. If Lessee fails to remove any Severable Improvement prior to the end of the Term and returns the Property to the Lessor, title to such Severable Improvement shall vest in the Lessor. Lessor shall cooperate, at Lessee’s cost, with Lessee so as to modify any financing statements (whether one or more) filed by Lessor in connection herewith, and execute any acknowledgments or releases reasonably requested by Lessee, so as to reflect any financing obtained by Lessee from any third party with respect to, and so thereby to evidence Lessor’s disclaimer of any ownership interest in, any Severable Improvements.

(b)For the avoidance of doubt, “Severable Improvements” means improvements that are neither a part of the truck rack nor connected to the truck rack as of the date hereof, and for the avoidance of doubt, by way of example and without limitation of the foregoing,

(i) a storage tank that constitutes a replacement of a storage tank (as a result of a casualty event that damages or destroys such tank) that is Property on the date hereof, is not a Severable Improvement but is instead an improvement to the Property,

(ii) a replacement or repair of the truck rack, piping, pumps, thermal oxidizer or other asset that is part of the Property on the date hereof, as a result of a casualty event that damages or destroys any of the foregoing, is not a Severable Improvement but is instead an improvement to the Property,

(iii) an improvement to the truck rack itself (and including assets that are located in the production process for refined products between the storage tanks constituting Property and the truck rack, and are connected to the truck rack, and consisting of pumps and piping) that increases the throughput capacity or flow rate of the truck rack, is not a Severable Improvement but is instead an improvement to the Property, and

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EXHIBIT 10.1

(iv) additional new piping, pumps and related assets, at Lessee’s Shreveport, Louisiana facility, that are connected to the truck rack and that are also connected to a Severable Improvement, are themselves Severable Improvements.

Notwithstanding the foregoing, all of the following are the property of Lessee and are not subject in any respect to the MLA, this Lease or any agreement executed in connection herewith and constitute neither Property, improvements to Property nor Severable Improvements: (A) all assets now existing or hereafter arising, that are upstream (that is, are not located in the production process for refined products between the storage tanks constituting Property and the truck rack) of the Property constituting storage tanks, (B) all storage tanks that hold only Proprietary Additives, and (C) any new storage tank (that is not a replacement of Property damaged in a casualty event), that is connected to the truck rack and does not exist on the date hereof, and that is built to enable increased volumes of products, or the storage and distribution of refined products that are new or different than prior products, through the truck rack in conjunction with increased or changed capabilities of Lessee’s Shreveport, Louisiana refinery facilities.

(c)For purposes hereof, “truck rack” shall mean the assets described under the heading “Truck Rack (Group #3)” on Exhibit A.

(d)Notwithstanding the foregoing, this Section 26 shall not obviate or reduce any Lessee obligations set forth in Section 5 of the MLA.

27. Termination of Schedule No. 1. Upon execution of this Schedule, Schedule No. 1 shall automatically terminate.

[Signature Page Follows]

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EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have executed or caused this Property Schedule No. 2 to be duly executed by their respective duly authorized officers as of the date first above written.

Calumet Shreveport Refining, LLC

By: Calumet Refining, LLC, its sole member

By: Calumet Operating, LLC, its sole member

By: Calumet Specialty Products Partners, L.P., its sole member

By: Calumet GP, LLC, its general partner

By:  /s/ David Lunin

Print Name: David Lunin

Print Title: Executive Vice President and Chief Financial Officer

THIS LEASE IS EXECUTED AND ACCEPTED BY LESSOR.

STONEBRIAR COMMERCIAL FINANCE LLC

By: /s/ Harrison P. Smith

Name: Harrison P. Smith

Title: Authorized Signatory

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